Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

SDIX Reports First Quarter 2010 Results

First Quarter Reflects Improved Operating Efficiencies -
Net Loss Decreases 18%.

NEWARK, DE (May 3, 2010) - Strategic Diagnostics Inc., now doing business as SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic, and food safety applications, today reported financial results for the first quarter ended March 31, 2010.

Revenues for the quarter ended March 31, 2010 were $6.7 million compared to $6.9 million for the same period in 2009. While overall revenues were down compared to 2009, Life Science revenues were up 3% over 2009 and Food Safety revenues were even, despite difficult market conditions. The decrease in revenues compared to 2009 is attributable to lower revenues in the Water Quality and Ag-GMO markets where SDIX has been reducing its focus.

First Quarter Highlights

●
SDIX Collaborates with Fred Hutchinson Cancer Research Center to Discover Biomarkers for Use in Early Detection of Cancer – The objective of the collaboration, which is initially focused on pancreatic cancer, is to identify potential cancer biomarkers to advance the prognostic and diagnostic potential for these challenging diseases.

●
Dr. Klaus Lindpaintner Joined as Vice President of R&D / Chief Scientific Officer - Dr. Lindpaintner served most recently as Director of the “Roche Molecular Medicine Laboratories” and as Roche’s Global Head, Molecular Medicines Policy and External Affairs, coordinating Roche’s efforts in implementing biomarker research based on genetics, genomics, proteomics, and associated disciplines from early discovery to late-stage clinical trials.

●
Strategic Diagnostics Inc. Becomes SDIX – The new SDIX branding initiative better reflects the Company’s evolution to a biotechnology company, with all of its core capabilities and expanded expertise in developing and delivering a full suite of innovative immuno-solutions.

●
NOVUS BIOLOGICALS and SDIX Form Partnership for Creation and Dissemination of Pre-made GAT™ Polyclonal Antibodies – Initial commercial efforts are expected to focus on Novus’ dissemination of over 800 antibodies from SDIX’s pre-made collection of cancer antigen polyclonal antibodies and the creation of additional novel antibodies through the application of GAT to targets selected by Novus for inclusion in Novus’ catalog offering.

Francis DiNuzzo, the Company’s President and Chief Executive Officer, said, “We had a modest first quarter of 2010, which continued to show improvement in our financial efficiencies. Consistent with our comments at the end of 2009, we have shifted a significant portion of our efforts and resources to driving growth in our target markets of Food Safety and Life Science. We have added distribution strength through our partnership with Novus Biologicals and further strengthened our direct selling organization in the U.S. with an expanded sales team in our Food Safety and Life Science markets. In addition, our new director of international business joined during the quarter and has already begun to shape a plan for growth in both Europe and Asia. With new partnerships and a strengthened team at SDIX, we are positioning to grow revenues and establish our presence in these two markets.”

Financials

	Three Months Ended March 31,
In 000s	2010	2009
Revenues	$6,691	$6,902
Gross Profit	3,936	3,805
SG&A Expense	3,715	3,720
R&D Expense	676	663
Operating Loss	(447)	(578)
Pre-tax Loss	(459)	(573)
Net Loss	(459)	(561)

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended March 31, 2010 was $3.9 million, as compared to $3.8 million for the same period in 2009, an increase of 3%. Gross margins were 59% for the first quarter of 2010, compared to 55% for the same period in 2009.

Operating expenses for the first quarter of 2010 decreased 5% to $7.1 million, compared to $7.5 million for the first quarter of 2009.

Selling, general and administrative (SGA) expenses were $3.7 million for the first quarter of both 2010 and 2009.

Research and development (R&D) expenses were 10% of revenues for the first quarters of both 2010 and 2009.

Operating loss for the first quarter decreased 23% to $447,000 from $578,000 in the first quarter of 2009.

Net loss in the first quarter of 2010 fell 18% to $459,000, or $0.02 per diluted share, compared to a net loss of $561,000, or $0.03 per diluted share, for the same period in 2009.

Life Science Revenues

Life Science revenues were $3.8 million for the quarter ended March 31, 2010, a 3% increase from $3.7 million for the same period in 2009.

Kit Revenues

Kit revenues were $2.9 million for the first quarter ended March 31, 2010, reflecting a decrease of 10%, including contract revenues, from $3.2 million in the first quarter of 2009. The decrease is the result of lower sales and contract revenues in our Water Quality and Ag-GMO markets.

Quarter Ended March 31,	2010	2009
Life Sciences	$ 3.8 million	$ 3.7 million
Food Pathogen Products	$ 1.4 million	$ 1.4 million
Ag-GMO Products, including contract revenue	$ 0.6 million	$ 0.7 million
Water and Environmental Products	$ 0.9 million	$ 1.1 million

Balance Sheet

The Company completed the first quarter with $9.3 million in available and restricted cash, an increase of $129,000 from December 31, 2009, and stockholders’ equity of $19.7 million.

Conference Call

A conference call to review first quarter results is scheduled for May 3, 2010 at 4:30 p.m. The dial-in number for the live conference call will be 877-407-9210 (201-689-8049 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well www.investorcalendar.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on May 3, 2010 through 11:59 p.m. ET on May 17, 2010. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 349986.

About SDIX (www.sdix.com)

SDIX is a biotechnology company, expert at creating advantage by providing a broad range of quality, innovative and effective immuno-solutions to the Pharmaceutical, biotechnology, diagnostics, and food safety markets. For nearly 20 years, SDIX has developed antibodies which advance its customers’ immuno-based work – reducing time, labor, and costs while increasing accuracy and reliability of results.

SDIX offers a full suite of integrated immuno-solution capabilities including assay design, development, and production.  In life science markets, SDIX capabilities are being used to help discover the mechanisms of disease, facilitate the development of new drugs, and provide mechanisms for rapid diagnosis.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

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STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months
	Ended March 31,
	2010	2009

Revenues	$6,691	$6,902

OPERATING EXPENSES:

Manufacturing	2,755	3,097
Research and development	676	663
Selling, general and administrative	3,715	3,720
Gain on disposal of assets	(8)	-
Total operating expenses	7,138	7,480

Operating loss	(447)	(578)

Interest income (expense), net	(12)	5

Loss before taxes	(459)	(573)

Income tax expense (benefit)	-	(12)

Net loss	(459)	(561)

Basic loss per share	$(0.02)	$(0.03)

Shares used in computing basic
loss per share	20,187,890	20,035,174

Diluted loss per share	$(0.02)	$(0.03)

Shares used in computing diluted
loss per share	20,187,890	20,035,174

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets :
Cash and cash equivalents	$8,066	$7,937
Restricted cash	1,250	1,250
Receivables, net	3,301	3,650
Inventories	3,710	3,714
Deferred tax asset	1	1
Other current assets	1,015	551
Total current assets	17,343	17,103

Property and equipment, net	4,399	4,626
Other assets	105	10
Deferred tax asset	51	51
Intangible assets, net	1,406	1,435
Total assets	$23,304	$23,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$400
Accounts payable	399	571
Accrued expenses	2,087	1,386
Deferred revenue	84	75
Total current liabilities	2,970	2,432

Long-term debt	600	700

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,806,247 and 20,786,515 issued
at March 31, 2010 and December 31, 2009, respectively	208	208
Additional paid-in capital	41,091	40,958
Treasury stock, 406,627 common shares at cost
at March 31, 2010 and December 31, 2009	(555)	(555)
Accumulated deficit	(20,735)	(20,276)
Cumulative translation adjustments	(275)	(242)
Total stockholders' equity	19,734	20,093
Total liabilities and stockholders' equity	$23,304	$23,225